Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES WINS JURY VERDICT OF $111 MILLION IN TRIAL AGAINST FORMER DIVISION PRESIDENT GREG HANCOCK

Scottsdale, Ariz. (September 26, 2008) — Meritage Homes Corporation (NYSE: MTH) a leading U.S. homebuilder, was awarded $111 million yesterday, in a unanimous jury verdict in Federal District Court in Phoenix.  Meritage filed the lawsuit on February 24, 2004, against Greg Hancock, a former division president of Meritage Homes.  Hancock is the current owner of Phoenix homebuilder Hancock Communities.

In 2001, Mr. Hancock sold his homebuilding business to Meritage, at which time he concurrently entered into an employment agreement with the Company. The jury found that Mr. Hancock breached contractual and fiduciary duties owed to Meritage and that he had immediately began to commit fraud against the Company by engaging in side businesses that stole corporate opportunities and goodwill belonging to the Company while he was President of Meritage’s Phoenix division. The jury awarded Meritage $57 million in compensatory damages and another $54 million in punitive damages against Hancock. The Court’s official judgment has not been entered and it is possible that the amount of the judgment may differ from the verdict.  The verdict also is subject to customary post-trial motions and appeals. Meritage is confident the verdict and judgment will stand, and intends to vigorously pursue various collection options to recover the award from Mr. Hancock; accordingly, the timing and ultimate amount of any collections cannot be predicted at this time.

Steve Hilton, chief executive officer of Meritage said, “We are pleased with the verdict which favorably addressed all nine claims asserted by the Company.  We believe this was a well-reasoned and thoughtful verdict after a three week trial.  This is a victory for our shareholders and employees.”

Tim White, executive vice president and general counsel for Meritage, added, “This jury verdict sends a clear signal to Mr. Hancock and corporate officers in general that malfeasance and undisclosed self-dealing by officers of public companies will not be tolerated.”

MTH AWARD IN HANCOCK TRIAL/ 2

Meritage was represented at trial by Grant Woods of Grant Woods, P.C. and Dan Goldfine of Snell & Wilmer.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the East Bay/Central Valley and Inland Empire of California, Denver and Orlando.  The Company was ranked by Builder magazine in 2008 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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Cautionary Language

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the Company’s ability to sustain and collect the amount awarded by the jury in their verdict. The verdict against Greg Hancock is subject to customary post-trial motions and appeals, which could result in the verdict being overturned in whole or in part, or a reduction in the amount of the award.  Although Meritage is confident the verdict and award will stand, and intends to vigorously pursue various collection options to recover the award from Mr. Hancock, the timing and ultimate amount of any collections cannot be predicted at this time.

Meritage’s business is also subject to other significant risks and uncertainties. Those factors are identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarter ended June 30, 2008, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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